UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2018

Bakken Resources, Inc.
(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

825 Great Northern Boulevard, Expedition Block, Suite 304, Helena, MT 59601
(Address of principal executive offices) (Zip Code)

(406) 442-9444
Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 4, 2018, Bakken Resources, Inc. (the “Company”) acquired an overriding royalty interest in what is currently twenty-five oil and natural gas wells in the Denver Julesburg basin also known as the Niobrara-DJ Basin (the “Acquisition”). The Niobrara-DJ Basin is a crude oil and liquid gas play that is located in Northeast Colorado and Southeast Wyoming. The Acquisition was completed with an effective date of January 1, 2018 and the purchase price was $1 million. An estimated $220,000 in currently held in escrow to reflect royalties accrued since the effective date of January 1, 2018.

These acquisitions were facilitated by EnergyNet.com (EnergyNet), a mineral rights auction house based in Amarillo, Texas. The Company may continue to complete acquisitions through the EnergyNet platform, and will continue to separately announce such acquisitions that are significant as contemplated by this Item 2.01.

EnergyNet hosts a well-known industry online auction house for the buying and selling of mineral rights. EnergyNet’s listed auctions relate primarily to assets located in the continental United States. Sellers post properties on the EnergyNet online portal and potential buyers are invited to bid on such properties. Sellers also generally include additional information regarding the assets to assist in the diligence of such assets. Potential buyers are also permitted to contact the Sellers directly for questions prior to the close of the auction. Sellers may set certain minimum, or reserve prices, that bidders must reach in order to successfully purchase the properties in question. Sellers make certain representations relating to the properties that are posted for auction, but Buyers generally assume title risk on the properties and are encouraged to conduct diligence.

Exhibit 99.1 to the Current Report on Form 8-K filed with the Securities Exchange Commission on December 20, 2017, contains the primary standard form documents entered into between buyers and sellers of properties listed on EnergyNet, and are incorporated by reference in this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/ Dan Anderson
Dan Anderson
Chief Financial Officer
May 9, 2018